Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Pzena Investment Management, Inc. for the registration of up to 529,590 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 15, 2011, with respect to the consolidated statement of financial condition of Pzena Investment Management, Inc. as of December 31, 2010, and the related consolidated statements of operations, changes in equity, and cash flows of Pzena Investment Management, Inc. for the years ended December 31, 2010 and December 31, 2009, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
February 28, 2013